Exhibit 2.1

THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER

June 19, 2019

This Third Amendment (this “Third Amendment”) to the Merger Agreement (as defined below) is made and entered into as of the date first written above by and among Thunder Bridge Acquisition, Ltd., a Cayman Islands exempted company (“Parent”), TB Acquisition Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), Hawk Parent Holdings LLC, a Delaware limited liability company (the “Company”), and, solely in its capacity as the Company Securityholder Representative (as defined in the Merger Agreement), CC Payment Holdings, L.L.C., a Delaware limited liability company (the “Company Securityholder Representative”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

WHEREAS, Parent, Merger Sub, the Company and the Company Securityholder Representative (collectively, the “Parties”) have entered into that certain Agreement and Plan of Merger, dated as of January 21, 2019 (as amended, including by the First Amendment to Agreement and Plan of Merger, dated as of February 11, 2019, the Second Amendment to Agreement and Plan of Merger, dated as of May 9, 2019, and this Third Amendment, the “Merger Agreement”); and

WHEREAS, the Parties now desire to amend the Merger Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Merger Agreement, the Parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1. Amendments to Merger Agreement. The Parties hereby agree that the Merger Agreement is hereby amended, effective as of January 21, 2019, such that the definition of “Termination Date” in Section 10.1(vvvvv) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

““Termination Date” means July 31, 2019.”

2. Consent to Amendment to Debt Commitment Letter. The Company hereby consents to that certain amendment to the Debt Commitment Letter, attached hereto as Exhibit A.

3. Miscellaneous. The provisions of Article XI of the Merger Agreement shall apply mutatis mutandis to this Third Amendment. Any reference to the Merger Agreement in the Merger Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Merger Agreement, as amended by this Third Amendment (or as the Merger Agreement may be further amended or modified after the date hereof in accordance with the terms thereof).

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Third Amendment as of the day and year first written above.

COMPANY:

HAWK PARENT HOLDINGS LLC
By:	/s/ John A. Morris
Name: John A. Morris
Title: Chief Executive Officer

COMPANY SECURITYHOLDER REPRESENTATIVE

CC PAYMENT HOLDINGS, L.L.C.
By:	/s/ D.T. Ignacio Jayanti
Name: D.T. Ignacio Jayanti
Title: Managing Partner

PARENT:

THUNDER BRIDGE ACQUISITION, LTD.
By:	/s/ Gary A. Simanson
Name: Gary A. Simanson
Title: Chief Executive Officer

MERGER SUB:

TB ACQUISITION MERGER SUB LLC
By:	/s/ Gary A. Simanson
Name: Gary A. Simanson
Title: President

[Signature Page to Third Amendment to Agreement and Plan of Merger]